ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
AZL® Oppenheimer Discovery Fund

PROSPECTUS DATED APRIL 30, 2012, AS SUPPLEMENTED

Allianz Investment Management LLC (the “Manager”)

Shares of the Fund are sold exclusively to certain insurance companies in connection with particular variable annuity contracts and/or variable life insurance policies (each a “Contact” and collectively the “Contacts”) they issue. The insurance companies invest in shares of the Fund in accordance with instructions received from owners of the applicable Contracts.

This Prospectus must be accompanied or preceded by a current prospectus for the Contracts that invest in the Fund.

Questions?

Call toll free at 1-877-833-7113 or contact your investment representative.

The Securities and Exchange Commission has not approved or disapproved the shares described in this Prospectus or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please refer to your Contract prospectus for information regarding the investment options available to you.

AZL® is a registered service mark of Allianz SE. Allianz SE is the ultimate owner of the Manager.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

TABLE OF CONTENTS

AZL® Oppenheimer Discovery Fund	3
Tax Information	6
Financial Intermediary Compensation	6
More about the Funds	7
Overview	7
Investment Strategies	9
Investment Risks	10
Fund Management	12
The Manager	12
The Subadviser of the Fund	12
The Portfolio Managers of the Fund	12
More Information About Fund Management	13
Duties of the Manager and Subadvisers	13
Payments to Affiliated Insurance Companies	13
Transfer Supported Features of Certain Annuity Contracts	14
Management Fees	14
Legal Proceedings	14
The Commodity Exchange Act	15
The Administrator	16
The Distributor	16
The Custodian	16
Disclosure of Portfolio Holdings	16
Shareholder Information	17
Pricing of Fund Shares	17
Purchase and Redemption of Shares	17
Market Timing	18
Distribution (12b-1) Fees	19
Dividends, Distributions, and Taxes	19
Financial Highlights	20

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND SUMMARY AZL® Oppenheimer Discovery Fund

AZL® Oppenheimer Discovery Fund

Investment Objective

The Fund seeks capital appreciation.

Fees and Expenses

Fees and Expenses of the Fund
The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.  The Fund is offered exclusively as an investment option for certain Contracts.  The table below reflects only Fund expenses and does not reflect Contract fees and expenses.  Please refer to the Contract prospectus for a description of those fees and expenses.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Management Fee	0.85%
Distribution (12b-1) Fees	0.25%
Other Expenses(1)	0.09%
Total Annual Fund Operating Expenses	1.19%

(1) Acquired Fund Fees and Expenses for the fiscal year ended December 31, 2011 were less than 0.01% and are included in "Other Expenses".

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated. The example also assumes that your investment has a 5% return each year, that the Fund’s operating expenses remain the same, and that you reinvest all dividends and distributions. It does not reflect any Contract fees. If Contract fees were included, the costs shown would be higher. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years
$121	$378	$654	$1,443

Portfolio Turnover
The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 145% of the average value of its portfolio.

Investments, Risks, and Performance

Principal Investment Strategies of the Fund

The Fund mainly invests in common stocks of U.S. companies that the subadviser believes have favorable growth prospects. The Fund emphasizes stocks of small−capitalization (or "small−cap") companies, which generally will have a market capitalization of less than $3 billion when the Fund buys them. The Fund's target capitalization range may change over time. These stocks may be traded on stock exchanges or over−the−counter.

The subadviser looks for companies with high growth potential. This approach includes fundamental analysis of a company's financial statements and management structure and consideration of the company's operations and product development, as well as its position in its industry. The subadviser also evaluates research on particular industries, market trends and general economic conditions.

The subadviser currently seeks companies with proven management records that are able to handle rapid growth, companies with innovative products or services, and companies that have above average growth profiles and have what the subadviser believes are sustainable growth rates. These criteria can vary.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND SUMMARY AZL® Oppenheimer Discovery Fund

Under normal circumstances, the Fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in common stocks and other equity securities of U.S. companies with small market capitalizations. Small capitalization companies are defined for this purpose as companies with market capitalizations at the time of purchase in the range of the market capitalizations of companies included in the Russell 2000 Growth Index.

Principal Risks of Investing in the Fund

The price per share of the Fund will fluctuate with changes in value of the investments held by the Fund. You may lose money by investing in the Fund. An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. There is no guarantee that the Fund will achieve its objective.

The following is a summary of the principal risks to which the Fund’s portfolio as a whole is subject. As changes occur in a Fund’s portfolio holdings, the extent to which the portfolio is subject to each of these risks may also change.

•	Market Risk The market value of portfolio securities may go up or down, sometimes rapidly and unpredictably.

•	Issuer Risk The value of a security may decline for a number of reasons directly related to the issuer of the security.

•	Selection Risk Because this Fund is actively managed, there can be no guarantee that investment decisions made for the fund will produce the desired results.

•
Capitalization Risk Investing in small to midsized companies creates risk because smaller companies may have unpredictable or limited earnings, and their securities may be less liquid or experience more volatile prices than those of large companies.

•
Growth Stocks Risk  Returns on growth stocks may not move in tandem with returns on other categories of stocks or the market as a whole.  Growth stocks may be susceptible to rapid price swings or to adverse developments in certain sectors of the market.

•	Portfolio Turnover The Fund may trade its portfolio securities frequently, which could result in higher transaction costs and could adversely affect the Fund’s performance.

Performance Information

The following bar chart and table provide an indication of the risks of an investment in the Fund by showing changes in its performance from year to year and by showing how the Fund’s average annual returns for one year, five years, and since its inception compare with those of a broad measure of market performance.

Both the bar chart and the table assume reinvestment of dividends and distributions.

The performance of the Fund will vary from year to year. The Fund’s performance does not reflect the cost of insurance and separate account charges which are imposed under your variable annuity contract or variable life insurance policy. If they were included, performance would be reduced. Past performance does not indicate how the Fund will perform in the future. Prior to February 25, 2012, the Fund was subadvised by Turner Investment Partners, Inc., and named AZL Turner Quantitative Small Cap Growth Fund.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND SUMMARY AZL® Oppenheimer Discovery Fund

Performance Bar Chart and Table
Highest and Lowest Quarter Returns (for periods shown in the bar chart)
Highest (Q2, 2009)	20.27%
Lowest (Q4, 2008)	-26.57%

Average Annual Total Returns

	One Year Ended December 31, 2011	Five Years Ended December 31, 2011	Since Inception (4/29/2005)
AZL® Oppenheimer Discovery Fund	-5.39%	-0.76%	2.81%
Russell 2000® Growth Index (reflects no deduction for fees, expenses and taxes)	-2.91%	2.09%	6.27%

Management

Allianz Investment Management LLC serves as the investment adviser to the Fund.

OppenheimerFunds, Inc. serves as the subadviser to the Fund.

The Fund’s portfolio manager, since February 2012, is Ronald J. Zibelli, Vice President.

For important information about tax information and financial intermediary compensation, please turn to the sections “Tax Information” and “Financial Intermediary Compensation” at page 6 in this prospectus.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

Fund Summary Tax Information and Financial Intermediary Compensation

TAX INFORMATION

Shares of the Fund are sold exclusively to the separate accounts of certain insurance companies in connection with particular variable annuity and variable life insurance contracts (the “Contracts”).  Provided that the Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in the Contract.  You should refer to your Contract prospectus for further information regarding the tax treatment of the Contract and the separate accounts in which the Contract is invested.

FINANCIAL INTERMEDIARY COMPENSATION

Shares of the Fund are sold exclusively to certain insurance companies in connection with particular Contracts. The Trust and its related companies may pay such insurance companies (or their related companies) for the sale of shares of the Fund and related services. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) that sell the Contracts for the sale of shares of the Fund and related services. When received by an insurance company, such payments may be a factor that the insurance companies consider in including the Fund as an investment option in the Contracts. The prospectus or other disclosures relating to a Contract may contain additional information about these payments. When received by a broker-dealer or other intermediary, such payments may create a conflict of interest by influencing the broker-dealer or other intermediary and salespersons to recommend the Fund over other mutual funds available as investment options in the Contracts. Ask the salesperson or visit the financial intermediary's website for more information.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

More About the Fund Overview

MORE ABOUT THE FUNDS

Overview

The Allianz Variable Insurance Products Trust (the “VIP Trust”) consists of 30 separate investment portfolios (together, the “Funds,” “VIP Funds” or “Allianz VIP Funds,” and each individually, a “Fund,” “VIP Fund,” or “Allianz VIP Fund”). Each Fund is a diversified open-end fund and a series of the VIP Trust. Within the scope of an investment program approved by the Board of Trustees to the VIP Funds (the “Board,” the “Trustees” or the “Board of Trustees”), the Fund is managed by Allianz Investment Management LLC (the “Manager”), which in turn has retained an asset management firm (the “subadviser”) to make investment decisions on behalf of the Fund. The Manager selected the subadviser based on the subadviser’s experience with the investment strategy for which it was selected. The VIP Trust provides investment vehicles for variable annuity contracts and variable life insurance policies (the “Contracts”) offered by the separate accounts of various life insurance companies affiliated with the Manager. The separate accounts buy, and own, shares of the Fund on behalf of Contract owners who direct purchase payments to subaccounts of the separate accounts that invest in the Fund. Therefore, you cannot directly purchase, nor will you directly own, shares of the Fund.

This prospectus is designed to help you make informed decisions about the Fund. You will find details about how your Contract works in the related Contract prospectus.

This prospectus summarizes key information about the Fund, including information regarding the investment objectives, strategies and risks and performance and fees for the Fund. “You” and “your” refer to both direct shareholders (including the insurance company separate accounts that invest assets on behalf of their contract holders) and contract holders who invest in the Fund indirectly through the Contracts.

The Fund has the flexibility to make portfolio investments and engage in investment techniques that differ from the strategies discussed in this prospectus.

Unless otherwise indicated, any percentage limitation on the Fund’s holdings set forth in the summaries above is applied only when that particular type of security is purchased.

Investors should carefully consider their investment goals and willingness to tolerate investment risk before allocating their investment to the Fund.

The Fund may have a name, investment objectives, strategies, portfolio manager(s), and characteristics that are substantially similar to other mutual funds managed by the subadviser. However, the asset size, portfolio composition, fees, and expenses of the Fund may be different from those of any similar fund, and performance may be better or worse. No representation is made that the Fund will perform in an equivalent manner to the similar funds. This Fund may be added or removed from the VIP Trust.

The Fund previously had a name that suggested a focus on a particular type of investment.

In accordance with Rule 35d-1 under the Investment Company Act of 1940 (the “1940 Act”), the fund has adopted a policy that it will, under normal circumstances, invest at least 80% of its assets (exclusive of collateral received in connection with securities lending) in investments of the type suggested by that name. For this policy, “assets” means net assets plus the amount of any borrowings for investment purposes. In addition, in appropriate circumstances, synthetic investments may be included in the 80% basket. The Fund’s policy to invest at least 80% of its assets in such a manner is not a “fundamental” policy, which means that it may be changed without the vote of a majority of the Fund’s outstanding shares as defined in the 1940 Act. The name of the Fund may be changed at any time by a vote of the Trustees. However, Rule 35d-1 also requires that shareholders be given written notice at least 60 days prior to any change by the Fund of its 80% investment policy.

The investment objective of the Fund may be changed by the Trustees without shareholder approval.

The subadviser of the Fund is OppenheimerFunds, Inc.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

More About the Fund Overview

Fund Operating Expense Limitation Agreement

The Manager and the Fund have entered into a written agreement, through April 30, 2014, limiting the operating expenses of the Fund, excluding certain expenses (such as interest expense, acquired fund fees, cash overdraft fees, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business), to 1.35%. After April 30, 2014, the Manager may terminate the agreement for any reason on 30 days written notice to the Fund. The Fund is authorized to reimburse the Manager for management fees previously waived and/or for the cost of expenses previously paid by the Manager pursuant to this agreement, provided that such reimbursement will not cause the Fund to exceed any limits in effect at the time of such reimbursement. The Fund’s ability to reimburse the Manager in this manner only applies to fees paid or reimbursements made by the Manager within the three fiscal years prior to the date of such reimbursement. To the extent that the Fund makes such reimbursements to the Manager, the amount of the reimbursements will be reflected in the financial statements in the Fund’s shareholder report and in Other Expenses under Fees and Expenses of the Fund.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

More About the Fund Investment Strategies

Investment Strategies

Temporary Defensive Positions

For temporary defensive purposes or when cash is temporarily available, the Fund may invest in investment grade, short term debt instruments, including government, corporate, and money market securities. If the Fund invests substantially in such instruments, it may not be pursuing its principal investment strategies and may not achieve its investment objective.

Frequent Trading
The Fund may engage in frequent trading in order to achieve its investment objectives. Frequent trading may result in higher transaction costs, which adversely affects the Fund’s performance.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

More About the Fund Investment Risks

Investment Risks

The following provides additional information regarding the principal risks of investing in the Fund:

Capitalization Risk
To the extent the Fund invests significantly in small and/or mid-capitalization companies, it may have capitalization risk. These companies may present additional risk because they have less predictable earnings or no earnings, more volatile share prices and less liquid securities than large capitalization companies. These securities may fluctuate in value more than those of larger, more established companies and, as a group, may suffer more severe price declines during periods of generally declining stock prices. The shares of smaller companies tend to trade less frequently than those of larger, more established companies, which can adversely affect the price of smaller companies’ securities and the Fund’s ability to sell them when the portfolio manager deems it appropriate. These companies may have limited product lines, markets, or financial resources, or may depend on a limited management group. The value of some of the Fund’s investments will rise and fall based on investor perception rather than economic factors.

Growth Stocks Risk
The returns on growth stocks may or may not move in tandem with the returns on other categories of stocks, or the stock market as a whole. Growth stocks may be particularly susceptible to rapid price swings during periods of economic uncertainty or in the event of earnings disappointments. Further, growth stocks typically have little or no dividend income to cushion the effect of adverse market conditions. To the extent a growth style of investing emphasizes certain sectors of the market, such investments will be more sensitive to market, political, regulatory and economic factors affecting those sectors.

Issuer Risk
The value of a security may decline for a number of reasons that directly relate to the issuer, such as management performance, financial leverage, and reduced demand for the issuer’s products or services.

Market Risk
The market price of securities owned by the Fund may go up or down, sometimes rapidly and unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions that are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. During a general downturn in the securities markets, multiple asset classes may decline in value simultaneously. The value of the Fund’s portfolio may fluctuate to a greater or lesser degree than fluctuations of the general stock market. For those Funds that invest in stocks of foreign companies, the value of the Fund’s portfolio will be affected by changes in foreign stock markets and the special economic and other factors that might primarily affect stock markets in particular foreign countries and regions. Equity securities generally have greater price volatility than fixed income securities. Preferred stock generally holds preference as to dividends and liquidation over an issuer's common stock but ranks junior to an issuer's debt securities. Preferred stock dividends are payable only if declared by the issuer's board, and preferred stock also may be subject to optional or mandatory redemption provisions.

Portfolio Turnover
The Fund may actively and frequently trade its portfolio securities or may turn over a significant portion of its portfolio securities in a single year. High portfolio turnover (100% or more) results in higher transaction costs and can adversely affect the Fund’s performance.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

More About the Fund Investment Risks

Selection Risk
The Fund is an actively managed investment portfolio. The portfolio manager(s) make investment decisions for the Fund’s assets. The investment approach of some Funds emphasizes buying and holding securities, even through adverse markets, while the investment approach of other Funds emphasizes frequent trading in order to take advantage of short-term market movements. However, there can be no guarantee they will produce the desired results and poor security selection may cause the Fund to underperform its benchmark index or other funds with similar investment objectives.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND MANAGEMENT

FUND MANAGEMENT

The Manager

Allianz Investment Management LLC serves as the Manager for the Fund pursuant to the terms of an investment management agreement. The Manager has signed a subadvisory agreement (“Subadvisory Agreement”) with a subadviser for portfolio management functions for the Fund. The subadviser manages the portfolio securities of the Fund and provides additional services including research, selection of brokers and similar services. The Manager compensates the subadviser for its services as provided in the Subadvisory Agreement. A discussion of the Board of Trustees’ basis for approving the Fund’s Investment Management Agreement with the Manager and the Subadvisory Agreement with the subadviser is available in the Fund’s Annual Report for the year ended December 31, 2011.

The Manager was established as an investment adviser by Allianz Life Insurance Company of North America in April 2001. The Manager evaluates and selects the subadviser for the Trust, subject to the oversight of the Board of Trustees, and to a more limited extent, provides investment advice with regard to selection of individual portfolio securities. In addition, the Manager constantly evaluates possible additional or alternative subadvisers for the Trust. The Manager’s other clients are the Allianz Variable Insurance Products Fund of Funds Trust (“FOF Trust”) and various affiliated entities. As of December 31, 2011, the Manager had aggregate assets under management of $10.26 billion. The Manager monitors and reviews the activities of the subadviser.

Brian Muench is the president of the Manager and of the Trust and ultimately responsible for evaluating and selecting the subadviser.  Mr. Muench joined Allianz Life Insurance Company of North America (Allianz Life), the parent of the Manager, in 1998.  Mr. Muench served as vice president of the Manager from 2005 until he was elected president in 2010.  Mr. Muench is also a vice president of Allianz Life.  Previously, Mr. Muench held positions with The Principal Financial Group.

The Manager’s address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Subadviser of the Fund

OppenheimerFunds, Inc. (“Oppenheimer”) has been an investment adviser since 1960. Oppenheimer manages open-end mutual funds, and is the parent company of several other companies that provide investment advisory services for institutional clients and distribution and shareholder services for other investment companies. Oppenheimer is wholly owned by Oppenheimer Acquisition Corporation, a holding company controlled by Massachusetts Mutual Life Insurance Company. Oppenheimer is located at Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008.

The Portfolio Managers of the Fund

AZL Oppenheimer Discovery Fund

Since February 2012, the Fund’s portfolio is managed by Ronald J. Zibelli, Jr., who is primarily responsible for the day-to-day management of the Fund’s investments. Mr. Zibelli has been a Vice President of OppenheimerFunds, Inc. since May 2006. Prior to joining OppenheimerFunds, Inc., he spent six years at Merrill Lynch Investment Managers, during which time he was a Managing Director and Small Cap Growth Team Leader, responsible for managing 11 portfolios. Prior to joining Merrill Lynch Investment Managers, Mr. Zibelli spent 12 years with Chase Manhattan Bank, including two year as Senior Portfolio Manager (U.S. Small Cap Equity) at Chase Asset Management. Mr. Zibelli is a portfolio manager and officer of other portfolios in the OppenheimerFunds complex.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND MANAGEMENT

More Information About Fund Management

The Manager is a subsidiary of Allianz SE, one of the world’s largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany and has operations in more than 70 countries. As of December 31, 2011, Allianz SE had third-party assets under management of $2.151 trillion. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, banking, investment adviser, and mutual fund businesses.

The SAI has more detailed information about the Manager, the subadvisers and other service providers. The SAI also provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the Fund.

Duties of the Manager and Subadvisers

Within the scope of an investment program approved by the Board of Trustees, the Manager oversees the Fund and the subadviser and advises the Fund’s investment policies. The subadvisers determine which securities are bought and sold, and in what amounts. The Manager continuously monitors the performance of various investment management organizations, including the subadviser, and generally oversees the services provided to the Fund by its administrator, custodian and other service providers. Further information about the subadviser is included in the SAI.

The Manager is paid a fee as set forth under “Fees” below, by the Fund for its services, which includes any fee paid to the subadviser.

The Fund and the Manager, under an order received from the Securities and Exchange Commission (“SEC”) on September 17, 2002, may enter into and materially amend agreements with the subadviser without obtaining shareholder approval. This type of structure is commonly known as a “Manager of Managers” structure. For any Fund that is relying on the order, the Manager may:

•	hire one or more subadvisers;

•	change subadvisers; and

•	reallocate management fees between itself and subadvisers.

The Manager continues to have the ultimate responsibility for the investment performance of the Fund due to its responsibility to oversee subadvisers and recommend their hiring, termination and replacement. No Fund will rely on the order until it receives approval from:

•	its shareholders; or

•
the Fund’s sole initial shareholder before the Fund is available to the public, and the Fund states in its prospectus that it intends to rely on the order. The Manager will not enter into an agreement with an affiliated subadviser without that agreement, including the compensation to be paid under it, being similarly approved except as may be permitted by applicable law.

Payments to Affiliated Insurance Companies

Currently, the Fund is available as an underlying investment option of Contracts offered by Allianz Life Insurance Company of North America and its affiliates (the “Affiliated Insurance Companies”), which are also affiliates of the Manager. In addition to the Fund, these Contracts include other funds for which the Manager is not the investment manager (the “Nonproprietary Funds”). The Affiliated Insurance Companies may receive payments from the sponsors of the Nonproprietary Funds as a result of including them as investment options in the Contracts. Similarly, the Affiliated Insurance Companies are allocated resources, including revenue earned by the Manager for providing investment management and other services to the Fund, as a result of including the Fund in the Contracts. The amount of payments from Nonproprietary Funds or allocations of resources from the Manager varies, and may be significant and may create an incentive for the Affiliated Insurance Companies regarding its decision of which funds to include in the Contracts.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND MANAGEMENT

Other Administrative Services

The Affiliated Insurance Companies provide administrative and other services to Contract owners on behalf of the Funds, including the Fund and the Nonproprietary Funds, that are available under the Contracts. The Affiliated Insurance Companies may receive payment for these services.

Transfer Supported Features of Certain Annuity Contracts

The Fund may be offered under certain variable annuities that have guaranteed value or benefit features that are supported by automatic transfers between investment choices available under the product (the “Transfer Supported Features”). If the Transfer Supported Features are available to you, they are described in the prospectus for your Contract. These features may be known as the Guaranteed Account Value Benefit, Guaranteed Principal Value Benefit, the PRIME Plus Benefit, the Lifetime Plus Benefit, the Lifetime Plus II Benefit, Target Date Retirement Benefit, Income Protector, Investment Protector, or another name. Under the Transfer Supported Features, contract values may be rebalanced periodically. This rebalancing can cause a fund, including the Fund, to incur transactional expenses as it buys or sells securities to manage asset inflows or outflows. During periods of market volatility, brokerage fees resulting from such transfers could increase substantially. Also, large outflows from a fund may increase expenses attributable to the assets remaining in the fund. These increased expenses can have an adverse impact on the performance of an affected fund and on contract or policy owners who have assets allocated to it. Even if you do not participate in the Transfer Supported Programs you may be impacted if you allocate assets to a fund, including the Fund, that is affected by transfers under the Transfer Supported Features.

Management Fees

The Fund paid the Manager a fee for advisory services (including subadvisory fees) during 2011 at the annual rate shown on the following table, before and after fee waivers:

	Percentage of Average Net Assets for the Period Ended 12/31/11 Before Fee Waivers	Percentage of Average Net Assets for the Period Ended 12/31/11 After Fee Waivers
AZL Oppenheimer Discovery Fund	0.85%	0.85%

Legal Proceedings

As of April 30, 2012 the Manager is not aware of any material pending legal proceedings, other than routine litigation incidental to the conduct of their respective businesses, to which the Fund, the Manager or the principal underwriter is a party. However, the subadviser may currently be the subject of investigations or proceedings which relate to their management of other mutual funds. Brief descriptions thereof are set forth below. Terms that are defined in the following legal proceedings apply only to the sections in which they appear. Such proceedings would be material only to the extent that they are likely to have a material adverse effect on the ability of the subadviser to perform its agreement with the Manager.

OppenheimerFunds, Inc.

Since 2009, a number of lawsuits have been filed in federal and state courts against OppenheimerFunds, Inc. (“OFI”), OppenheimerFunds Distributor, Inc. (“OFDI”), a subsidiary of OFI, and certain Oppenheimer mutual funds advised by OFI and distributed by OFDI (the “Defendant Funds”).  Several of these lawsuits also name as defendants certain officers and current and former trustees of the respective Defendant Funds.  The lawsuits raise claims under federal and state securities laws and state common law and allege, among other things, that the disclosure documents of the respective Defendant Funds contained misrepresentations and omissions and that the respective Defendant Fund’s investment policies were not followed.

The plaintiffs in these actions seek unspecified damages, equitable relief and awards of attorneys’ fees and litigation expenses.  On June 1, 2011, the U.S. District Court for the District of Colorado gave preliminary approval to stipulations and agreements of settlement in certain putative class action lawsuits involving two Defendant Funds, Oppenheimer Champion Income Fund and Oppenheimer Core Bond Fund.  On September 30, 2011, the court entered orders approving

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND MANAGEMENT

the settlements as fair, reasonable and adequate.  These settlements do not resolve any of the other outstanding lawsuits relating to Oppenheimer Champion Income Fund, Oppenheimer Core Bond Fund or other Defendant Funds.

In 2009, what are claimed to be derivative lawsuits were filed in New Mexico state court against OFI and a subsidiary on behalf of the New Mexico Education Plan Trust.  These lawsuits alleged breach of contract, breach of fiduciary duty, negligence and violation of state securities laws, and sought compensatory damages, equitable relief and an award of attorneys’ fees and litigation expenses.  On October 27, 2011, the parties filed a joint motion to dismiss these lawsuits with prejudice, which the court granted on October 28, 2011.

Other lawsuits have been filed since 2008 in various state and federal courts against OFI and certain of its affiliates by investors seeking to recover investments they allegedly lost as a result of the “Ponzi” scheme run by Bernard L. Madoff and his firm, Bernard L. Madoff Investment Securities, LLC (“BLMIS”).  Plaintiffs in these suits allege that they suffered losses as a result of their investments in several funds managed by an affiliate of OFI and assert a variety of claims, including breach of fiduciary duty, fraud, negligent misrepresentation, unjust enrichment, and violation of federal and state securities laws and regulations, among others.  They seek unspecified damages, equitable relief and awards of attorneys’ fees and litigation expenses.  None of the suits have named OFDI, any of the Oppenheimer mutual funds or any of their independent Trustees or Directors as defendants.  None of the Oppenheimer mutual funds invested in any funds or accounts managed by Mr. Madoff or BLMIS.  On February 28, 2011, a stipulation of partial settlement of certain putative class action lawsuits relating to these matters was filed in the U.S. District Court for the Southern District of New York.  On August 19, 2011, the court entered a final judgment and order of dismissal with prejudice approving the settlement as fair, reasonable and adequate.  In September 2011, certain parties filed notices of appeal from the court’s order approving the settlement.  On July 29, 2011, a stipulation of settlement between certain affiliates of OFI and the Trustee appointed under the Securities Investor Protection Act to liquidate BLMIS was filed in the U.S. Bankruptcy Court for the Southern District of New York to resolve purported preference and fraudulent transfer claims by the Trustee.  On September 22, 2011, the court issued a ruling approving the settlement as fair, reasonable and adequate.  In October 2011, certain parties filed notices of appeal from the court’s order approving the settlement.  The aforementioned settlements do not resolve any of the other outstanding lawsuits relating to these matters.

On April 16, 2010, a lawsuit was filed in New York state court against OFI, an affiliate of the OFI and AAArdvark IV Funding Limited (“AAArdvark IV”), an entity advised by OFI’s affiliate, in connection with investments made by the plaintiffs in AAArdvark IV.  Plaintiffs allege breach of contract against the defendants and seek compensatory damages, costs and disbursements, including attorney fees.  On July 15, 2011, a lawsuit was filed in New York state court against OFI, an affiliate of OFI and AAArdvark Funding Limited (“AAArdvark I”), an entity advised by OFI’s affiliate, in connection with investments made by the plaintiffs in AAArdvark I.  The complaint alleges breach of contract against the defendants and seeks compensatory damages, costs and disbursements, including attorney fees.

OFI believes the lawsuits described above are without legal merit and, with the exception of actions it has agreed to settle, is defending against them vigorously.  While it is premature to render any opinion as to the outcome in these lawsuits, or whether any costs that OFI may bear in defending the suits might not be reimbursed by insurance, OFI believes that these suits should not impair the ability of OFI or OFDI to perform their respective duties, and that the outcome of all of the suits together should not have any material effect on the operations of any of the Oppenheimer mutual funds.

The Commodity Exchange Act

Pursuant to a notice of eligibility claiming exclusion from the definition of commodity pool operator filed with the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association on behalf of the Funds, neither the Trust nor any Fund is deemed to be a “commodity pool operator” under the Commodity Exchange Act (“CEA”), and, accordingly, they are excluded from registration or regulation as such under the CEA. On February 9, 2012, the CFTC adopted amendments to its rules; a Fund seeking to claim the exclusion after the effectiveness of the amended rules will be limited in its ability to use futures and options on futures or commodities or engage in swap transactions. If a Fund were no longer able to claim the exclusion, the Manager would be required to register as a “commodity pool operator,” and the Fund and the Manager would be subject to regulation under the CEA. The Funds are not vehicles for trading in the commodity futures, commodity options, or swaps markets.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FUND MANAGEMENT

The Administrator

Citi Fund Services Ohio, Inc. (“CFSO”), whose address is 3435 Stelzer Road, Columbus, Ohio 43219-3035, serves as the Fund’s administrator, transfer agent and fund accountant. Administrative services of CFSO include providing office space, equipment and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, legal and dividend disbursing services.

The Distributor

Allianz Life Financial Services, LLC (“ALFS”), whose address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s’ distributor. ALFS is affiliated with the Manager.

Other Distribution Services
The Affiliated Insurance Companies may make payments for distribution services to other companies, including their affiliates, to provide certain distribution related services for the Fund. The companies that receive such payments may in turn, pay any or all of these fees to their registered representatives who have provided distribution services. The payments made for distribution services under these agreements are paid by the Affiliated Insurance Companies and are not paid out of Fund assets.

The Custodian

The Bank of New York Mellon (“BNY Mellon”), whose address is One Wall Street, New York, New York 10286, serves as custodian of the Fund. BNY Mellon is paid certain fees and reimbursed for certain out-of-pocket expenses for its services. Fees paid by the Fund for these services are included under “Other Expenses” in the Fees and Expenses table for the Fund. BNY Mellon is affiliated with The Dreyfus Corporation.

The SAI provides additional information about the services provided to the Fund.

Disclosure of Portfolio Holdings
A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is included in the SAI.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

SHAREHOLDER INFORMATION

SHAREHOLDER INFORMATION

Pricing of Fund Shares

The price of the fund shares is based on its Net Asset Value (NAV). The NAV is the current value of a share in a mutual fund. The NAV is calculated by adding the total value of the Fund’s investments and other assets, subtracting its liabilities, and then dividing that figure by the number of outstanding shares of the Fund:

NAV = (Total Assets – Liabilities) ÷ Number of Shares Outstanding

Per share NAV for the Fund is determined and its shares are priced at the close of regular trading on the New York Stock Exchange, normally at 4:00 p.m. Eastern Time, on days the NYSE is open. Shares will not be priced on the days on which the NYSE is closed for trading.

The securities (other than short-term debt securities) of the Fund are generally valued at current market prices. Also, if market quotations are not available, or if an event occurs after the pricing of a security has been established that would likely cause the value to change, the value of the security may be priced at fair value as determined in good faith by or at the direction of the Fund’s Trustees.

Options purchased and held by the Fund generally are valued at the average of the closing bid and ask quotations on the principal exchange on which the option is traded, as of the close of trading on the principal exchange. The close of trading for some options exchanges may occur later than the 4:00 p.m. closing of the NYSE, but is not expected to occur later than 4:15 p.m. Eastern Time. This means that if the options may not determine its NAV until 4:15 p.m. Eastern Time. If market quotations are not available, the value of an option may be priced at fair value as determined in good faith by or at the direction of the Fund’s Trustees.

Foreign securities held by the Fund are valued on a daily basis using a fair valuation program approved by the Fund’s Trustees. The fair valuation program includes processes administered by an independent pricing agent (based upon changes in certain markets, indices, and/or securities, if applicable) that may result in a value different from the last closing price of such foreign security on its principal overseas market or exchange.

The effect of using fair value pricing is that the Fund’s NAV will be subject to the judgment of the Board of Trustees or its designees instead of being determined by the market. In addition, foreign securities acquired by the Fund may be valued in foreign markets on days when the Fund’s NAV is not calculated. In such cases, the NAV of the Fund may be significantly affected on days when investors cannot buy or sell shares.

Purchase and Redemption of Shares

Investors may not purchase or redeem shares of the Fund directly, but only through the variable annuity contracts and variable life insurance policies offered through the separate accounts of participating insurance companies. You should refer to the prospectus of the participating insurance company’s variable products for information on how to purchase a variable annuity contract or variable life insurance policy, how to select specific Allianz VIP Funds as investment options for your contract or policy and how to redeem monies from the Fund.

Orders for the purchase and redemption of shares of the Fund received before the NYSE closes are effected at the net asset value per share determined as of the close of trading on the NYSE (generally 4:00 p.m. Eastern Time) that day. Orders received after the NYSE closes are effected at the next calculated net asset value. Payment for redemption will be made by the Funds within 7 days after the request is received.

The Fund may suspend the right of redemption under certain extraordinary circumstances in accordance with the rules of the Securities and Exchange Commission. The Fund does not assess any fees when they sell or redeem their shares.

The right of purchase of Fund shares may also be restricted, and purchase orders may be rejected, in accordance with the market timing policy of the Trust as described under the “Market Timing” section below, and the market timing policy of the separate accounts of participating insurance companies. Please refer to your contract prospectus for the market timing policy of the separate account for your contract.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

SHAREHOLDER INFORMATION

The Fund reserves the right to make payment in securities rather than cash, known as “redemption in kind.” This could occur under extraordinary circumstances, such as a large redemption that could affect Fund operations (for example, more than 1% of the Fund’s net assets). If the Fund deems it advisable for the benefit of all shareholders, redemption in kind will consist of securities equal in market value to the accumulation unit value allocated under your variable contract to the subaccount that invests in the Fund. When these securities are converted to cash, the associated brokerage charges will be deducted from the assets of the subaccount.

The Fund currently does not foresee any disadvantages to investors if the Fund serves as an investment medium for both variable annuity contracts and variable life insurance policies. However, it is theoretically possible that the interest of owners of annuity contracts and insurance policies for which the Fund serves as an investment medium might at some time be in conflict due to differences in tax treatment or other considerations. The Board of Trustees and each participating insurance company would be required to monitor events to identify any material conflicts between variable annuity contract owners and variable life insurance policy owners, and would have to determine what action, if any, should be taken in the event of such a conflict. If such a conflict occurred, an insurance company investing in the Fund might be required to redeem the investment of one or more of its separate accounts from the Fund, which might force the Fund to sell securities at disadvantageous prices.

Market Timing

The Board of Trustees has adopted a policy that the Fund will not knowingly permit market timing or other abusive short-term trading practices. Market timing is frequent or short-term trading activity by certain investors in the fund intending to profit at the expense of other investors in the same fund by taking advantage of pricing inefficiencies that can prevent a fund’s share price from accurately reflecting the value of its portfolio securities. For example, investors may engage in short-term trading in funds that invest in securities which trade on overseas securities markets to take advantage of the difference between the close of the overseas markets and the close of the U.S. markets. This type of short-term trading is sometimes referred to as “time-zone arbitrage.” If the Fund invests in other securities which are less liquid, or are traded less often, may be vulnerable to similar pricing inefficiencies.

Market timing and other abusive short-term trading practices may adversely impact a fund’s performance by preventing portfolio managers from fully investing the assets of the fund, diluting the value of shares, or increasing the fund’s transaction costs. To the extent that the Fund havs significant holdings in foreign securities (including emerging markets securities), small cap stocks, or high yield bonds, or any combination thereof, the risks of market timing may be greater for the Fund than for other funds. The Fund is offered only through variable annuity contracts and life insurance policies, and shares of the Fund is held in subaccounts of affiliated insurance companies. Because Fund transactions are processed by those insurance companies, rather than by the Trust, the Board of Trustees has not adopted procedures to monitor market timing activity at the Fund level, but rather has approved monitoring procedures designed to detect and deter market timing activities at the contract or policy level.

As required by SEC rules, the Fund has entered into agreements with their financial intermediaries, including the affiliated insurance companies, whereby the Fund or its agents may require the financial intermediaries to provide individual account level information about you and your trading activities in the Fund. If the Fund detects market timing activities either at the omnibus or individual account level, the Fund may require the financial intermediaries to take actions to curtail the activity, which may include restricting your trading activity in the Fund.

Your variable annuity or variable life insurance prospectus contains a description of the market timing detection and deterrence policy at the contract or policy level. Please refer to your annuity contract or life insurance policy prospectus for specific details on transfers between accounts.

The procedures that are designed to detect and deter market timing activities at the contract or policy level cannot provide a guarantee that all market timing activity will be identified and restricted. In addition, state law and the terms of some contracts and policies may prevent or restrict the effectiveness of the market timing procedures from stopping certain market timing activity. Market timing activity that is not identified, prevented, or restricted may adversely impact the performance of the Fund.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

SHAREHOLDER INFORMATION

Distribution (12b-1) Fees

The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940. Distribution fees (“12b-1 fees”) under the plan compensate the Distributor and affiliates of Allianz Life Insurance Company of North America for services and expenses relating to the distribution of the Fund’s shares in connection with the variable products through which the Fund shares are sold. 12b-1 fees are paid from Fund assets on an ongoing basis. Over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

The Fund pays an annual 12b-1 fee in the maximum amount of 0.25% of their average daily net assets.

Dividends, Distributions, and Taxes

Any income the Fund receives is paid out, less expenses, in the form of dividends to its shareholders. Shares begin accruing dividends on the day they are purchased. Income dividends are usually paid annually. Capital gains for the Fund are distributed at least annually.

All dividends and capital gain distributions will be automatically reinvested in additional shares of the Fund at the net asset value of such shares on the payment date.

The Fund is treated as a separate corporate entity for tax purposes. The Fund intends to elect to be treated as a regulated investment company and the Fund intends to qualify for such treatment for each taxable year under Subchapter M of the Internal Revenue Code of 1986, as amended. In addition, the Fund will diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a given issuer generally are treated as one investment and each U.S. Government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. Government or an agency or instrumentality of the U.S. Government is treated as a security issued by the U.S. Government or its agency or instrumentality, whichever is applicable. If the Fund fails to meet this diversification requirement, income with respect to variable insurance contracts invested in the Fund at any time during the calendar quarter in which the failure occurred could become currently taxable to the owners of the contracts. Similarly, income for prior periods with respect to such contracts also could be taxable, most likely in the year of the failure to achieve the required diversification. Provided that the Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in a variable annuity contract or a variable life insurance policy.

Persons investing in variable annuity contracts or variable life insurance policies should refer to the prospectuses with respect to such contracts or policies for further information regarding the tax treatment of the contracts or policies and the separate accounts in which the contracts or policies are invested.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS

The financial highlights tables are intended to help you understand the financial performance of the Fund for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the tables represent returns that you would have earned (or lost) on an investment in the indicated Fund (assuming reinvestment of all dividends and distributions). The returns include reinvested dividends and fund level expenses, but exclude insurance contract charges. If insurance contract charges were included, the return would be reduced.

This information has been derived from information audited by KPMG LLP, independent registered public accounting firm, whose report, along with the Fund’s' financial statements, are included in the Annual Report to Shareholders and incorporated by reference into the Statement of Additional Information. This should be read in conjunction with those financial statements. Copies of such Annual Report are available without charge upon written request from the Fund at 3435 Stelzer Road, Columbus, Ohio 43219, or by calling toll free 1-877-833 7113.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

FINANCIAL HIGHLIGHTS

AZL Oppenheimer Discovery Fund (formerly AZL Turner Quantitative Small Cap Growth Fund)
(Selected data for a share of beneficial interest outstanding throughout the periods indicated)

	Year Ended December 31,
	2011	2010	2009	2008	2007
Net Asset Value, Beginning of Period	$9.92	$7.70	$5.86	$12.90	$12.50

Investment Activities:
Net Investment Income/(Loss)	(0.04)	0.01	(0.02)	(0.04)	(0.08)
Net Realized and Unrealized Gains/(Losses) on Investments	(0.50)	2.21	1.86	(4.96)	0.83

Total from Investment Activities	(0.54)	2.22	1.84	(5.00)	0.75

Dividends to Shareholders From:
Net Investment Income	—(a)	—	—	—	—
Net Realized Gains	—	—	—	(2.04)	(0.35)

Total Dividends	—(a)	—	—	(2.04)	(0.35)

Net Asset Value, End of Period	$9.38	$9.92	$7.70	$5.86	$12.90

Total Return(b)	(5.39)%	28.83%	31.40%	(43.35)%	6.07%
Ratios to Average Net Assets/ Supplemental Data:
Net Assets, End of Period ($000’s)	$79,768	$91,473	$47,457	$36,237	$62,425
Net Investment Income/(Loss)	(0.40)%	0.11%	(0.23)%	(0.54)%	(0.47)%
Expenses Before Reductions(c)	1.19%	1.22%	1.24%	1.26%	1.23%
Expenses Net of Reductions	1.19%	1.22%	1.24%	1.26%	1.23%
Expenses Net of Reductions, Excluding Expenses Paid Indirectly(d)	1.19%	1.22%	1.24%	1.26%	1.23%
Portfolio Turnover Rate	145%(e)	97%	173%	226%	240%
(a)	Represents less than $0.005.

(b)	The returns include reinvested dividends and fund level expenses, but exclude insurance contract charges. If these charges were included, the returns would have been lower.

(c)	Excludes fee reductions. If such fee reductions had not occurred, the ratios would have been as indicated.

(d)
Expenses net of reductions excludes expenses paid indirectly, pursuant to a “commission recapture” program, under which brokers remit a portion of the brokerage commission which is used to pay certain Fund expenses. See note 2 in the Notes to the Financial Statements.

(e)	The portfolio turnover rate for the year ended December 31, 2011 was higher than the prior year primarily due to the amount and timing of sales and purchases of fund shares during the period.

The Allianz Variable Insurance Products Trust ♦ Prospectus ♦ April 30, 2012, as supplemented

This Prospectus is intended for use only when accompanied or preceded by a variable product prospectus.

For more information about the Fund, the following documents are available free upon request:

Annual/Semi-Annual Reports (Shareholder Reports):

Each Fund’s annual and semi-annual reports to shareholders contain additional information about the Fund’s’ investments. In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected each Fund’s performance, except the AZL Money Market Fund, during its last fiscal year.

Proxy Voting Records

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12 month period ended June 30 is available without charge.

Statement of Additional Information (SAI):

The SAI provides more detailed information about the Fund, including their respective operations and investment policies. It is incorporated by reference and is legally considered a part of this Prospectus.

Your request for free documents may be made in the following ways:
Shareholder Reports and the SAI	Contact a broker or investment adviser that sells products that offer the Fund.	Contact the Fund at: 3435 Stelzer Road, Columbus, Ohio 43219 (toll-free) 1-877-833-7113	Access the Allianz Life website at: www.allianzlife.com/VariableInvestments (for the SAI) www.allianzlife.com/shareholderreports (for the shareholder reports)
Proxy Voting Records	Access the Allianz Life website at: www.allianzlife.com/VariableInvestments

INFORMATION FROM THE SECURITIES AND EXCHANGE COMMISSION:

You can review information about the Fund (including the SAI), and obtain copies, after paying a duplicating fee, from the SEC as follows:

In Person:
Public Reference Room in Washington, D.C. (For their hours of operation, call 1-202-551-8090.)

By Mail:
Securities and Exchange Commission
Public Reference Section
100 F Street NE
Washington, D.C. 20549-0102

On the EDGAR database via the Internet:
www.sec.gov

By electronic request:
publicinfo@sec.gov.

The SEC charges a fee to copy any documents.

Investment Company Act file no. 811-09491